[AXA EQUITABLE LOGO]


OWNER:               JOHN DOE
ANNUITANT:           JOHN DOE
CONTRACT NUMBER:     1234567
CONTRACT DATE:       JANUARY 1, 2008
2007EVBASEA


          FLEXIBLE PREMIUM FIXED AND VARIABLE DEFERRED ANNUITY CONTRACT

         [Processing Office: EQUI-VEST Processing Office, P.O. Box 4956
                            Syracuse, New York 13221]

This is the entire Contract. This Contract is issued in return for the application for coverage under this Contract and the Contributions to be made to us under this Contract. This Contract is non-participating.

In this Contract, "we", "our" and "us" mean AXA Equitable Life Insurance Company ("AXA Equitable"). "You" and "your" mean the Owner.

We will provide the benefits and other rights pursuant to the terms of this Contract.

TEN DAYS TO EXAMINE CONTRACT - Not later than ten days after you receive this Contract, you may return it to us. We will cancel it and refund any Contribution made to us.

AXA EQUITABLE LIFE INSURANCE COMPANY
[1290 AVENUE OF THE AMERICAS, NEW YORK, N.Y. 10104]

[
/s/ Christopher M. Condron              /s/ Karen Field Hazin
-------------------------------------   ----------------------------------------
Christopher M. Condron                  Karen Field Hazin, Vice President,
President and Chief Executive Officer   Secretary and Associate General Counsel]

The portion of the Annuity Account Value held in the Variable Separate Account may increase or decrease in value. The amount of the Annuity Benefit will be equal to the sum of any Fixed Annuity Benefit and any Variable Annuity Benefit. The amount of any Variable Annuity Benefit may increase or decrease depending on the investment experience of the Separate Account.

This Contract consists of the cover page, the succeeding Contract pages, the Data Pages, an Endorsement containing provisions applicable to the federal income tax qualification of your Contract or the provisions specific to Non-Qualified Contracts, and the optional benefit Rider(s) attached and listed in the Data Pages, which describe any optional benefits you elected. This is the entire Contract.



                                TABLE OF CONTENTS
                                                                      Page
                                                                      ----

Part I      -     DEFINITIONS                                            3
Part II     -     INVESTMENT OPTIONS                                     6
Part III    -     CONTRIBUTIONS AND ALLOCATIONS                          9
Part IV     -     TRANSFERS AMONG INVESTMENT OPTIONS                    10
Part V      -     WITHDRAWALS AND TERMINATION                           11
Part VI     -     DEATH BENEFITS                                        12
Part VII    -     ANNUITY BENEFITS                                      14
Part VIII   -     CHARGES                                               17
Part IX     -     GENERAL PROVISIONS                                    19

TABLE OF GUARANTEED ANNUITY PAYMENTS                                    21

                               PART I DEFINITIONS

SECTION 1.01  ANNUITANT

"Annuitant" means the individual named as such in the Data pages, or any individual who becomes the Annuitant by operation of the terms of this Contract. The Annuitant is the person upon whose life various features and benefits of the Contract depend.

SECTION 1.02  ANNUITY ACCOUNT VALUE

"Annuity Account Value" means the sum of the amounts held for you in the Investment Options.

SECTION 1.03  ANNUITY BENEFIT

"Annuity Benefit" means a benefit payable by us as described in Part VII.

SECTION 1.04  ANNUITY COMMENCEMENT DATE

"Annuity Commencement Date" means the date on which annuity payments are to commence as described in Section 7.03. Such date is the date shown in the Data pages and is subject to change as described in Section 7.03.

SECTION 1.05  BENEFICIARY

"Beneficiary means the person or persons entitled under this Contract to receive any death benefit payable upon the death of the Annuitant.

SECTION 1.06  BUSINESS DAY

Generally a "Business Day" is any day on which the New York Stock Exchange is open for trading and generally ends at 4:00 p.m. Eastern Time or such other time as we state in writing to you.

SECTION 1.07  CASH VALUE

"Cash Value" means an amount equal to the Annuity Account Value, less any charges that apply in accordance with the terms of this Contract.

SECTION 1.08  CODE

"Code" means the Internal Revenue Code of 1986, as now or hereafter amended, or any corresponding provisions of prior or subsequent United States revenue laws. References to the "Code" in this Contract include references to applicable federal income tax regulations.

SECTION 1.09  CONTRACT

"Contract" means this Contract including the Data pages and any Endorsement(s).

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SECTION 1.10  CONTRACT DATE

"Contract Date" means the date specified on the Data pages.

SECTION 1.11  CONTRACT YEAR

"Contract Year" means the twelve month period starting on (i) the Contract Date and (ii) each anniversary of the Contract Date, unless we agree to another period.

SECTION 1.12  CONTRIBUTION

"Contribution" means a payment made to us under the Contract. We have the right not to accept any Contribution that is less than the amount(s) stated in the Data Pages.

SECTION 1.13  GUARANTEED INTEREST OPTION

"Guaranteed Interest Option" means the Investment Option that pays interest at guaranteed rates set by us from time to time.

SECTION 1.14  GUARANTEED INTEREST RATE

"Guaranteed Interest Rate" means the effective annual rate(s) at which interest accrues on amounts allocated to the Guaranteed Interest Option.

SECTION 1.15  INVESTMENT OPTION

"Investment Option" means a Variable Investment Option or the Guaranteed Interest Option.

SECTION 1.16  OWNER

 "Owner" means the person or persons or entity shown as such in the Data pages, or any person who becomes the Owner by operation of this Contract.

SECTION 1.17  PLAN

"Plan", if applicable, means the annuity program sponsored by the Employer and as may be defined in an endorsement hereto.

SECTION 1.18  PORTFOLIO

"Portfolio" means a separate class (or Series) of shares of a specified trust or investment company, where each class (or series) represents a separate portfolio in the specified trust or investment company.

SECTION 1.19  PRIOR CONTRACT

"Prior Contract" means another contract or certificate issued by us and from which the Owner and we have agreed to transfer amounts to this Contract.

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SECTION 1.20  PROCESSING DATE

A "Processing Date" is the last Business Day of each Contract Year, or any other date on which a fee is deducted from the Annuity Account Value in accordance with Part VIII.

SECTION 1.21  PROCESSING OFFICE

"Processing Office" means the AXA Equitable office shown on the cover page of this Contract, or such other location we may state upon written notice to you. We may establish more than one Processing Office. For example, you may be asked to send Contributions to one location and other transaction requests to a different location. Contributions and other transaction requests are considered to be received by us only when they arrive at the appropriate Processing Office.

SECTION 1.22  SEPARATE ACCOUNT

"Separate Account" means any of the Separate Accounts described or referred to in Section 2.02.


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SECTION 1.23  SUCCESSOR OWNER AND ANNUITANT

"Successor Owner and Annuitant" means the spouse who has been designated as the beneficiary and who will succeed as the Successor Owner and Annuitant of the Contract if you die. Your spouse may elect to continue the Contract as the Successor Owner and Annuitant at your death.

SECTION 1.24  TRANSACTION DATE

The "Transaction Date" is the Business Day we receive at the Processing Office a Contribution or a transaction request providing the information we need. Transaction requests must be in a form acceptable to us.

SECTION 1.25  VARIABLE INVESTMENT OPTION

"Variable Investment Option" means either a subaccount of a Variable Separate Account or a Variable Separate Account that has not been divided into subaccounts. A Variable Investment Option may invest its assets in a Portfolio.

SECTION 1.26  VARIABLE SEPARATE ACCOUNT

"Variable Separate Account(s)" refers to our Separate Account [A] and any separate accounts added to this Contract as described in Part II. Variable Separate Accounts may be divided into subaccounts.

                          PART II - INVESTMENT OPTIONS

SECTION 2.01  GUARANTEED INTEREST OPTION

Any amount held in the Guaranteed Interest Option becomes part of our general account assets, which support the guarantees of the Contract and other policies and contracts that we offer.

The amount in the Guaranteed Interest Option at any time is equal to:

o all amounts that have been allocated or transferred to the Guaranteed Interest Option, plus
o    the amount of any interest credited, less
o all amounts that have been withdrawn (including any applicable charges) or transferred from the Guaranteed Interest Option.

We will credit the amount held in the Guaranteed Interest Option with interest at effective annual rates that we set. We will also set an annual minimum Guaranteed Interest Rate that will remain in effect throughout a stated twelve-month period or a calendar year. We credit interest daily to amounts in the Guaranteed Interest Option. We will also set a minimum Guaranteed Interest Rate that will be effective for the duration of the Contract.

We guarantee that any rate so determined will never be less than the minimum Guaranteed Interest Rate specified in the Data Pages.

SECTION 2.02  SEPARATE ACCOUNT

We have established the Separate Account(s) and maintain such Account(s) in accordance with the laws of New York State. Income, realized and unrealized gains and losses from the assets of a Separate Account are credited to or charged against it without regard to our other income, gains or losses. Assets are placed in the Separate Account(s) to support this Contract and other variable annuity contracts and certificates. Assets may be placed in the Variable Separate Account(s) for other purposes, but not to support contracts or policies other than variable annuities and variable life insurance.

The Data pages set forth the Separate Account(s).

The assets of a Separate Account are our property. The portion of such assets equal to the reserves and other contract liabilities will not be chargeable with liabilities which arise out of any other business we conduct. We may transfer assets of a Separate Account in excess of the reserves and other liabilities with respect to such Account to another Separate Account or to our general account.

We may, at our discretion, invest Separate Account assets in any investment permitted by applicable law. We may rely conclusively on the opinion of counsel (including counsel in our employ) as to what investments we may make as the law permits.

SECTION 2.03  VARIABLE SEPARATE ACCOUNT ACCUMULATION UNITS AND UNIT VALUES

The amount you have in a Variable Investment Option at any time is equal to the number of Accumulation Units you have in that Option multiplied by the Option's Accumulation Unit Value at that

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time. "Accumulation Unit" means a unit which is purchased in a Variable
Investment Option. "Accumulation Unit Value" means the dollar value of each Accumulation Unit on a given date.

Amounts allocated or transferred to a Variable Investment Option are used to purchase Accumulation Units of that Option. Accumulation Units are redeemed when amounts are deducted, transferred or withdrawn.

The number of Accumulation Units you have in a Variable Investment Option at any time is equal to the number of Accumulation Units purchased minus the number of Accumulation Units redeemed in that Option up to that time. The number of Accumulation Units purchased or redeemed in a transaction is equal to the dollar amount of the transaction divided by the Variable Investment Option's Accumulation Unit Value for that Transaction Date.

We determine Accumulation Unit Values for each Variable Investment Option for each Valuation Period. A "Valuation Period" is each Business Day together with any consecutive preceding non-Business Days. For example, for each Monday which is a Business Day, the preceding Saturday and Sunday will be included to equal a three-day Valuation Period.

The Accumulation Unit Value for a Variable Investment Option for any Valuation Period is equal to the Accumulation Unit Value for that Variable Investment Option on the immediately preceding Valuation Period multiplied by the Net Investment Factor for that Variable Investment Option for the current Valuation Period. The Net Investment Factor for a Valuation Period is (a) divided by (b) minus (c), where:

     (a) is the value of the Portfolio shares held by the Variable Investment Option at the end of the current Valuation Period, (before taking into account any amounts allocated to or withdrawn from, the Variable Investment Option for the Valuation Period, and after deduction of fees, charges and expenses of the Portfolio, for this purpose, we use the share value reported to us by the Portfolio plus the applicable dividend and capital gain rates on the ex-dividend date;

     (b) is the value of the Portfolio shares held by the Variable Investment Option at the end of the preceding Valuation Period, (taking into account any amounts allocated or withdrawn for that Valuation Period);

     (c) is the daily Variable Separate Account charges for the expenses and risks of the Contract, times the number of calendar days in the Valuation Period, plus any charge for applicable taxes or amounts set aside as a reserve for applicable taxes.

SECTION 2.04  AVAILABILITY OF INVESTMENT OPTIONS

Section 3.01 describes how Contributions are allocated among the Investment Options based on your election. Your election is subject to the following:

     (a) If the Contributions are made pursuant to the terms of a Plan, then the Investment Options available may be subject to the terms of such Plan, as reported by the Owner.
     (b) We have the right to limit the number of Investment Options which you may elect.

The Investment Options may consist of Investment Options that are classified as "Type A" Investment Options or "Type B" Investment Options or any other type that may be specified in the Data pages.
The Data pages will list which Investment Options are available as of the Contract Date.

SECTION 2.05  CHANGES WITH RESPECT TO SEPARATE ACCOUNT

We have the right, subject to compliance with applicable law, including approval of Contract owners if required to:

     (a) add Variable Investment Options to or to remove Variable Investment Options from, the Variable Separate Account or to add other separate accounts;

     (b)  combine any two or more Variable Investment Options;

     (c) transfer the assets we determine to be the share of the class of contracts to which the Contract belongs from any Variable Investment Options to another Variable Investment Option;

     (d) operate any Variable Separate Account or any Variable Investment Option as a management investment company under the Investment Company Act of 1940, in which case charges and expenses that otherwise would be assessed against an underlying trust or investment company would be assessed against the Variable Separate Account;

     (e) operate any Variable Separate Account or any Variable Investment Option as a unit investment trust under the Investment Company Act of 1940;

     (f) deregister the Variable Separate Account under the Investment Company Act of 1940;

     (g) restrict or eliminate any voting rights as to the Variable Separate Account;

     (h) cause one or more Variable Investment Options to invest some or all of their assets in one or more other Portfolios.

If the exercise of these rights results in a material change in the underlying investment policy of a Variable Separate Account, you will be notified of such exercise, as required by law.

We reserve the right to add a Variable Investment Option in which (i) there are periods during which Contributions are restricted, (ii) amounts therein may be automatically liquidated pursuant to the investment policy of the Variable Investment Option, and (iii) investments therein may mature. We will have the right to reallocate amounts arising from liquidation or maturity according to your allocation instructions then in effect unless you specify other instructions in accordance with our rules. If no such allocation instructions have been made, the reallocation will be made to a designated Investment Option, or to the next established Variable Investment Option of the same type as described in this paragraph, if applicable, as specified in the Data pages.

                    PART III - CONTRIBUTIONS AND ALLOCATIONS


SECTION 3.01  CONTRIBUTIONS, ALLOCATIONS

In order for this Contract to take effect, the Annuitant must be living on the date we receive the initial Contribution. All Contributions must be paid by a check made payable to us, and drawn on a United States bank in United States dollars, or by any other method acceptable to us.

You also elect how to allocate Contributions among the Investment Options. If you are not the Annuitant, you may delegate to the Annuitant authority to allocate Contributions. You may change the allocation election at any time by sending us the proper form. Allocation percentages must be in whole numbers (no fractions) and must equal 100%.

Each Contribution is allocated (after deduction of any charges that may apply) in accordance with the allocation election in effect on the Transaction Date. Contributions made to a Variable Separate Account purchase Accumulation Units in that Account, using the Accumulation Unit Value for that Transaction Date.

SECTION 3.02  LIMITS ON CONTRIBUTIONS

We have the right not to accept any Contribution which is less than the amount shown in the Data pages. The Data pages indicate other minimum and maximum Contribution requirements which may apply. We also have the right, upon advance notice to you, to:

     (a) change such requirements to apply to Contributions made after the date of such change, and

          (b) discontinue acceptance of Contributions under this Contract with respect to all Owners or with respect to all Owners to whom the same type of Contract applies.

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                  PART IV - TRANSFERS AMONG INVESTMENT OPTIONS

SECTION 4.01  TRANSFER REQUESTS

You may request to transfer all or part of the amount held in an Investment Option to one or more of the other Investment Options. The request must be in a form we accept. All transfers will be made on the Transaction Date. Transfers are subject to the terms of Section 4.02 and to our rules in effect at the time of transfer. With respect to a Variable Separate Account, the transfers will be made at the Accumulation Unit Value for that Transaction Date.

SECTION 4.02  TRANSFER RULES

The transfer rules which apply are described in the Data pages. A transfer request will not be accepted if it involves less than the minimum amount, if any, stated in the Data pages (unless the Annuity Account Value is less than such amount). We have the right to change our transfer rules. Any change will be made upon advance notice to you.

The Data pages will specify whether the Investment Options are designated Type A or Type B or another type as well as the minimum or maximum limits on transfers which apply.

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                      PART V - WITHDRAWALS AND TERMINATION

SECTION 5.01  WITHDRAWALS

Unless otherwise stated in the Data pages, you may request, pursuant to our procedures then in effect, a withdrawal from the Investment Options before the Annuity Commencement Date and while the Annuitant is alive. The request must be in a form we accept.

On the Transaction Date, we will pay the amount of the withdrawal requested or, if less, the Cash Value. The amount to be paid plus any Withdrawal Charge which applies (see Section 8.01) will be withdrawn on a pro-rata basis from the amounts held for you in the Variable Investment Options and the Guaranteed Interest Option, unless you elect otherwise and unless otherwise stated in the Data pages.

We will not accept a withdrawal request if it involves less than the minimum amount, if any, stated in the Data pages. Further conditions or restrictions may apply if stated in the Data Pages.

SECTION 5.02  TERMINATION

We have the right to terminate this Contract if a withdrawal made under the preceding section results in the Contract having less than the minimum amount stated in the Data pages. If we terminate the Contract under these circumstances, we will so advise you and will pay you the Annuity Account Value as of the Transaction Date of the withdrawal.

We have the right to pay the Cash Value and terminate this Contract before the Annuity Commencement Date if no Contributions have been made during the last three completed Contract Years, and the Contract has less than the minimum amount stated in the Data pages. We also have the right to terminate this Contract if no Contributions have been made within 120 days of the Contract Date.

We have the right to terminate the Contract if there is no Annuity Account
Value.

                            PART VI - DEATH BENEFITS

SECTION 6.01  DEATH BENEFIT

Upon receipt of due proof that the Annuitant has died before the Annuity Commencement Date, we will pay a death benefit to the beneficiary named under
Section 6.02. Payment may be subject to the terms of Section 6.02 and any special rules which may apply as described in any endorsement hereto.

The amount of the death benefit is described in the Data pages.

The death benefit will be paid as an Annuity Benefit or in a single sum, as described in Section 7.02.

SECTION 6.02  BENEFICIARY

You give us the name of the person who is to receive any death benefit payable on the Annuitant's death. This person is called the Beneficiary. You may change the Beneficiary from time to time during the Annuitant's lifetime and while coverage under the Contract is in force. Any such change must be made in writing in a form we accept. A change will, upon receipt at the Processing Office, take effect as of the date the written form is executed, whether or not you are living on the date of receipt. We will not be liable as to any payments we made before we receive any such change.

You may name one or more persons to be primary Beneficiary on the Annuitant's death and one or more other persons to be successor Beneficiary if the primary Beneficiary dies before the Annuitant. Unless you direct otherwise, if you have named two or more persons as Beneficiary, the Beneficiary will be the named person or persons who survive the Annuitant and payments will be made to such persons in equal shares or to the survivor.

Any part of a death benefit payable as described in Section 6.01 for which there is no named Beneficiary living at the Annuitant's death will be payable in a single sum to your surviving spouse, if any; if there is no surviving spouse, then to the children who survive you, in equal shares; if there are no children, then to your estate.

When a beneficiary is named it is subject to the terms of the Plan, if one applies, including any terms requiring spousal consent.

SECTION 6.03  MANNER OF PAYMENT

If you so elect in writing, any amount that would otherwise be payable to a Beneficiary in a single sum may be applied to provide an Annuity Benefit, on the form of annuity elected by you, subject to our rules then in effect. If at the Annuitant's death there is no election in effect, the Beneficiary may make such an election. In the absence of any election by either you or the Beneficiary, we will pay the death benefit in a single sum.

SECTION 6.04  SPECIAL RULES FOR SUCCESSOR OWNER AND ANNUITANT

The surviving spouse of a deceased Owner Annuitant, who has elected to continue this Contract as the Successor Owner and Annuitant, must select a new Annuity Commencement Date if the existing Annuity Commencement Date no longer complies with the terms of this Contract when based on the age of the Successor Owner and Annuitant.

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If your surviving spouse decides to continue the Contract, then as of the date we receive satisfactory proof of death, any required instructions, information and forms necessary to effect the Successor Owner and Annuitant feature, we will increase the Annuity Account Value to equal your minimum death benefit if such death benefit is greater than such Annuity Account Value. The increase in the Annuity Account Value will be allocated to the Investment Options according to the allocation percentages we have on file for your Contract. Thereafter, withdrawal charges will no longer apply to Contributions made before your death. Withdrawal charges will apply if additional Contributions are made. These additional Contributions will be withdrawn only after all other amounts have been withdrawn. The minimum death benefit will continue to apply.

                            PART VII ANNUITY BENEFITS

SECTION 7.01  ANNUITY BENEFIT

Payments under an Annuity Benefit will be made monthly. You may elect instead to have the Annuity Benefit paid at other intervals, such as every three months, six months, or twelve months, instead of monthly, subject to our rules at the time of your election or as otherwise stated in the Data pages or any Endorsement hereto. This election may be made at the time the Annuity Benefit form as described in Section 7.02 is elected. In that event, all references in this Contract to monthly payments will, with respect to the Annuity Benefit to which the election applies be deemed to mean payments at the frequency elected.

SECTION 7.02  ELECTION OF ANNUITY BENEFITS

As of the Annuity Commencement Date, provided the Annuitant is then living, the Annuity Account Value will be applied to provide the Normal Form of Annuity Benefit (described below). However, you may instead elect (i) to have the Cash Value paid in a single sum, (ii) to apply the Annuity Account Value or Cash Value, whichever applies pursuant to the first paragraph of Section 7.05, to provide an Annuity Benefit of any form offered by us or one of our subsidiary life insurance companies, or (iii) to apply the Cash Value to provide any other form of benefit payment we offer subject to applicable laws and regulations. At the time an Annuity Benefit is purchased, we will issue a supplementary contract which reflects the Annuity Benefit terms. We will permit you to surrender this Contract at or before commencement of any annuity payment.

We will provide notice and election forms to you not more than six months before the Annuity Commencement Date.

We will have the right to require you to furnish any information we need to provide an Annuity Benefit. We will be fully protected in relying on such information and need not inquire as to its accuracy or completeness.

SECTION 7.03  COMMENCEMENT OF ANNUITY BENEFITS

Before the Annuity Commencement Date, you may elect to change such Date to any date after your election is filed (other than the 29th, 30th, or 31st of any month). You must do this in writing in a form acceptable to us. The change will not take effect until your written election is received and accepted by us at our Processing Office.

However, no Annuity Commencement Date will be later than the first day of the month which follows the date the Annuitant attains the "maximum maturity age". The current maximum maturity age is shown in the Data pages, but may be changed by us in conformance with applicable law.

SECTION 7.04  ANNUITY BENEFIT FORMS

The "Normal Form" of Annuity Benefit is an Annuity Benefit payable on the Life-Ten Year Period Certain Annuity Form described below, unless another Form is to apply pursuant to the terms of the Plan, if applicable, the requirements of the Employee Retirement Income Security Act of 1974 (ERISA), as amended, or any other law that applies. The Data pages will state the Normal Form which applies.

We may offer other annuity forms as available from us or from one of our subsidiary life insurance companies.

The Life-Period Certain Annuity is an annuity payable during the lifetime of the person upon whose life the payments depend, but with 10 years of payments guaranteed (10 years certain period). That is, if the person on whose life payments depend dies before the certain period has ended, payments will continue to the beneficiary named to receive such payments for the balance of the certain period. In no event will the certain period exceed the life expectancy of the person on whose life the annuity payments depend.

SECTION 7.05  AMOUNT OF ANNUITY BENEFITS

If you elect pursuant to Section 7.02 to have an Annuity Benefit paid in lieu of the Cash Value, the amount applied to provide the Annuity Benefit will, unless otherwise stated in the Data pages or required by applicable laws or regulations, be (i) the Annuity Account Value if the annuity form elected provides payments for a person's remaining lifetime or (ii) the Cash Value if the annuity form elected does not provide such lifetime payments.

The amount applied to provide an Annuity Benefit may be reduced by a charge for any taxes applicable to the state of residence which applies on annuity purchase payments. If we have previously deducted charges for such applicable taxes from Contributions, we will not again deduct charges for the same taxes before an Annuity Benefit is provided. The balance will be used to purchase the Annuity Benefit on the basis of either (i) the Tables of Guaranteed Annuity Payments or
(ii) our then current individual annuity rates, whichever rates would provide a larger benefit with respect to the payee.

SECTION 7.06  CONDITIONS

We may require proof acceptable to us that the person on whose life a benefit payment is based is alive when each payment is due. We will require proof of the age of any such person on whose life an Annuity Benefit is based.

If a benefit was based on information that is later found not to be correct, such benefit will be adjusted on the basis of the correct information. The adjustment will be made in the number or amount of the benefit payments, or any amount used to provide the benefit, or any combination. Overpayments by us will be charged against future payments. Underpayments will be added to future payments. Our liability is limited to the correct information and the actual amounts used to provide the benefits.

If the age (or sex, if applicable as stated in the Tables of Guaranteed Annuity Payments) of any person upon whose life an Annuity Benefit depends has been misstated, any benefits will be those which would have been purchased at the correct age (or sex). Any overpayments or underpayments made by us will be charged or credited with interest at (a) the rate shown in the Data pages or (b) the then current Guaranteed Interest Rate; we will choose which rate will apply on a uniform basis for like Contracts. Such interest will be deducted from or added to future payments.


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If we receive acceptable proof that (i) a payee entitled to receive any payment under the terms of this Contract is physically or mentally incompetent to receive such payment or a minor, (ii) another person or an institution is then maintaining or has custody of such payee, and (iii) no guardian, committee, or other representative of the estate of such payee has been appointed, we may make the payments to such other person or institution. In the case of a minor, the payments will not exceed $200, or such other amount as may be shown in the Data pages. We will have no further liability with respect to the payments so made.

If the amount to be applied hereunder is less than the minimum amount stated in the Data pages, we may pay the amount to the payee in a single sum instead of applying it under the annuity form elected.

SECTION 7.07  CHANGES

We have the right, upon advance notice to you, to change at any time after the fifth anniversary of the Contract Date and at intervals of not less than five years, the actuarial basis used in the Tables of Guaranteed Annuity Payments. However, no such change will apply to any Annuity Benefit provided before the change.


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                               PART VIII - CHARGES


SECTION 8.01  WITHDRAWAL CHARGES

A withdrawal charge will be imposed as a percentage of each Contribution made to the extent that a withdrawal exceeds the Free Corridor Amount described below, or if the Contract is surrendered to receive the Cash Value. Transfers of Annuity Account Value or Cash Value to a third party are withdrawals subject to a withdrawal charge. We determine the withdrawal charge separately for each Contribution based on the percentages set forth in the Data Pages.

"Free Corridor Amount" equals a percentage of the Annuity Account Value set forth in the Data pages, minus the total of all prior withdrawals (and associated withdrawal charges) made in the current Contract Year. We have the right to increase or decrease the Free Corridor Amount, but it will be a percentage between 0% and 30% as stated in the Data pages.

If the amount of a withdrawal is more than the Free Corridor Amount (defined above) we will (a) first withdraw from the Investment Options in accordance with your instructions, or on a pro-rata basis from the Investment Option(s) if no instructions are given, an amount equal to the Free Corridor Amount, and (b) then withdraw from the Investment Options an amount equal to the excess of the amount requested over the Free Corridor Amount, plus a withdrawal charge if one applies. Withdrawal charges will be deducted from the Investment Options from which each withdrawal is made in proportion to the amount being withdrawn from each Investment Option. Any amount deducted to pay withdrawal charges is also subject to a withdrawal charge.

For purposes of this Section, amounts withdrawn up to the Free Corridor Amount will not be deemed a withdrawal of any Contributions. Withdrawals in excess of the Free Corridor Amount will be deemed withdrawals of Contributions in the order in which they were made (that is, on a first-in, first-out basis). We have the right to carry forward the Free Corridor Amount into a future Contract Year, if not used in any Contract Year, if so stated in the Data pages.

We have the right to change the withdrawal charge described in this section for future Contributions, subject to any maximum stated in the Data pages. We will give you advance notification of any change. The withdrawal charge may be reduced or waived as described in the Data pages, or as necessary in order to comply with any applicable state or federal law or regulation.

SECTION 8.02 ADMINISTRATIVE AND OTHER CHARGES DEDUCTED FROM ANNUITY ACCOUNT
VALUE

As of each Processing Date, we will deduct Administrative Charges or other Charges related to the administration and/or distribution of this Contract from the Annuity Account Value. Such Charges are shown in the Data pages.

If specified in the Data pages, the Charges will be deducted in full or prorated for the Contract Year, or portion thereof, in which the Contract Date occurs or in which the Annuity Account Value is withdrawn or applied to provide an Annuity Benefit or death benefit. If so, the Charges will be deducted when withdrawn or so applied.


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The amount of any such Charge will in no event exceed any maximum amount shown in the Data pages, subject to any maximum amount permitted under any applicable law.

We have the right to change the amount of the Charges with respect to future Contributions. We will give you advance notice of any such change.

SECTION 8.03  TRANSFER CHARGES

We have the right to impose a charge with respect to any transfer among Investment Options after the number of free transfers, shown in the Data pages, made on behalf of the Annuitant. The amount of such charge will be set forth in a notice from us to you and will in no event exceed any maximum amount stated in the Data pages.

SECTION 8.04  VARIABLE SEPARATE ACCOUNT CHARGE

Assets of the Variable Separate Account will be subject to a daily asset charge if so stated in the Data pages. This daily asset charge may be for mortality risk, administrative, distribution or other expenses and expense risk that we assume. The amount of the charge will be set forth in the Data pages. We have the right to increase or decrease this charge, but the charge will never exceed the maximum annual rate stated in the Data pages. The charge will be made on a daily basis as described under clause (c) in the Section called "Variable Separate Account Accumulation Units and Unit Values".


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


                          PART IX - GENERAL PROVISIONS


SECTION 9.01  CONTRACT

This Contract and any Endorsements and any Riders constitute the entire contract between the parties. It will govern with respect to our rights and obligations.

The Contract may not be changed, nor may any of our rights or rules be waived, except in writing and by our authorized officer. In addition to the rights of change reserved by us as provided in this Contract, this Contract may be changed by amendment or replacement upon agreement between the Owner and us without the consent of any other person as long as any such change does not reduce any Annuity Benefit provided before such change and provided that no rights, privileges or benefits under the Contract with respect to Contributions made hereunder prior to the effective date of such change may be adversely affected by an amendment without the consent of the Owner.

SECTION 9.02  STATUTORY COMPLIANCE

We have the right to change this Contract without the consent of any other person in order to comply with any laws and regulations that apply. Such right will include, but not be limited to, the right to conform this Contract to reflect changes in the Code, in Treasury regulations or published rulings of the Internal Revenue Service, Employee Retirement Income Security Act, and in Department of Labor regulations.

The benefits and values available under this Contract will not be less than the minimum benefits required by any state law that applies.

SECTION 9.03  DEFERMENT

The use of proceeds to provide a payment of a death benefit and payment of any portion of the Annuity Account Value (less any Withdrawal Charge that applies) will be made within seven days after the Transaction Date. Payments or use of proceeds from the Variable Investment Options can be deferred for any period during which (1) the New York Stock Exchange is closed or trading is restricted,
(2) sales of securities or determination of the fair value of a Variable Investment Option's assets is not reasonably practicable because of an emergency, or (3) the Securities and Exchange Commission, by order, permits us to defer payment in order to protect persons with interests in the Variable Investment Options. We can defer payment or transfer of any portion of the Annuity Account Value in the Guaranteed Interest Option for up to six months while you are living.

SECTION 9.04  REPORTS AND NOTICES

At least once each year until the Annuity Commencement Date, we will send you a report showing:

      (a) the total number of Accumulation Units in each Variable Investment Option;

      (b)  the Accumulation Unit Value;

      (c) the Annuity Account Value in the Guaranteed Interest Option and each Variable Investment Option;


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      (d)  the Cash Value; and

      (h)  the amount of the death benefit

The terms which require us to send you a report as described above or any written notice as described in any other Section will be satisfied by our mailing any such report or notice to your last known address. The report will provide the status of the Contract as of a date not more than four months previous to the date of mailing.

All written notices sent to us will not be effective until received at the Processing Office. Your Contract Number should be included in all correspondence.

SECTION 9.05  ASSIGNMENTS, NONTRANSFERABILITY, NONFORFEITABILITY

Your rights under this Contract may be assigned before the Annuity Commencement Date for any purpose other than as collateral or security for a loan either directly or indirectly. We will not be bound by any assignment unless we have received it and it is in writing. Your rights and those of any other person referred to in this Contract will be subject to the assignment. We assume no responsibility for the validity of any assignment. Other restrictions may apply if stated in any Endorsement hereto.

SECTION 9.06  MANNER OF PAYMENT

We will pay all amounts hereunder by check (drawn on a United States bank in United States dollars), and we will mail the check using the United States Postal Service, unless we agree to transmit the funds in another form.

SECTION 9.07  HOW TO COMMUNICATE WITH US

All transaction requests and other notices to us must be in writing in a form satisfactory to us, and delivered by U.S. mail to our Processing Office, except to the extent we agree, by advance written notification to you, to receive such requests or notices in another manner. We may choose to change a previously accepted manner of communication at our discretion. Transaction requests or other communications sent to us will not be effective until received at the Processing Office. Your Contract Number should be included in all correspondence.


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                      TABLE OF GUARANTEED ANNUITY PAYMENTS


      AMOUNT OF ANNUITY BENEFIT PAYABLE MONTHLY ON THE LIFE ANNUITY FORM WITH TEN *YEARS CERTAIN PROVIDED BY APPLICATION OF $1,000.


                  Monthly Income                      Monthly Income
      Ages        Males    Females          Age       Males    Females
      ----        -----    -------          ---       -----    -------

        60         3.69      3.43            78         5.31     4.86
        61         3.76      3.48            79         5.43     4.97
        62         3.82      3.54            80         5.55     5.10
        63         3.89      3.59            81         5.76     5.26
        64         3.96      3.65            82         5.97     5.44

        65         4.03      3.72            83         6.20     5.64
        66         4.11      3.78            84         6.45     5.84
        67         4.19      3.85            85         6.71     6.06
        68         4.27      3.92            86         6.98     6.29
        69         4.36      4.00            87         7.26     6.52
        70         4.45      4.08            88         7.56     6.77
        71         4.55      4.16            89         7.85     7.02
        72         4.64      4.25            90         8.14     7.27
        73         4.75      4.34            91         8.43     7.53
        74         4.85      4.43            92         8.74     7.79
        75         4.96      4.53            93         9.07     8.07
        76         5.07      4.64            94         9.43     8.37
        77         5.19      4.75            95         9.80     8.69

* At age 80 and over the rates are adjusted so that the certain period does not exceed life expectancy. See Data Pages for Period Certain tables for ages 80 and older.

The amount of income provided under an Annuity Benefit payable on the Life Annuity Form with Ten Years Certain is based on 2.5% interest and mortality equal to 70% for males and 75% for females of the Annuity 2000 Mortality Table projected at 1% for males and 1.35% for females for a number of years equal to attained age minus 20, but not less than 30.

Amounts required for ages or for annuity forms not shown in the above Table or for other annuity forms will be calculated by us on the same actuarial basis.

If a variable annuity form is available from us and elected pursuant to Section 7.01, then the amounts required will be calculated by us based on the 1983 Individual Annuity Mortality Table "a" projected with modified Scale "G" and a modified two year age setback and on an Assumed Base Rate of Net Investment Return of 5.0%.


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